UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT — May 6, 2004

COMMISSION FILE NUMBER 1-6780

RAYONIER INC.

Incorporated in the State of North Carolina

I.R.S. Employer Identification Number 13-2607329

50 North Laura Street, Jacksonville, Florida 32202

(Principal Executive Office)

Telephone Number: (904) 357-9100

RAYONIER INC.

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Item 5. Other Events and Regulation FD Disclosure	1

Signature	3

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE

The following is being filed under Item 5 Other Events and Regulation FD Disclosure.

On May 6, 2004 Rayonier Inc. issued the following press release:

Rayonier to Acquire 83,000 Acres of Timberland in Alabama

JACKSONVILLE, Fla., May 6, 2004—Rayonier (NYSE:RYN) announced today that it has agreed to acquire approximately 83,000 acres of timberland in southern Alabama for $94 million, subject to pre-closing adjustments, from Great Eastern Timber Company, LLC. Closing is expected early in the third quarter.

“The acquisition is a good operational fit and is cash and earnings accretive,” said Lee Nutter, Rayonier Chairman, President and CEO. “The timber is of high quality and enjoys solid demand from diverse wood products facilities, allowing us to immediately increase our harvest in the area. In addition, because the property is located near our existing ownership of 282,000 acres in Alabama, management costs will be minimal.”

The purchase is being structured as a tax-efficient “like-kind exchange” in conjunction with sales of high value Rayonier timberlands. Given the company’s REIT status, neither the gains from those sales nor the proceeds from timber harvested from the property to be acquired will be taxable. Included in the exchange is the recent $26 million sale of timber harvest rights on 5,500 acres in Northeast Florida which otherwise would carry a tax liability of $9 million.

The company plans to fund the acquisition from internal annual cash flow.

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Comments about anticipated cash flows, earnings, demand, harvests, taxes and funding sources, as well as the expected closing date for the acquisition, are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for timber; adverse

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weather conditions; unexpected delays in closing the acquisition; the Company’s ability to satisfy complex rules in order to qualify as a REIT; and implementation or revision of governmental policies and regulations affecting the environment or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC. (Registrant)

By:	/s/ HANS E. VANDEN NOORT

Hans E. Vanden Noort Vice President and Corporate Controller

May 6, 2004

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